EXHIBIT 99.2

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                        CONSOLIDATED GRAPHICS TO ACQUIRE
                          SAN DIEGO COMMERCIAL PRINTERS

     HOUSTON, TEXAS - July 9, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Rush Press and Arts & Crafts Press, strengthening its presence in the San Diego market. Terms of the transaction were not disclosed.

     Gene Valles, President of the two San Diego operations, will continue in his current capacity upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With roots tracing back to 1917 in San Diego, these companies have grown into market leaders by providing superior quality and service to their customers. Gene Valles began his career with Rush Press 25 years ago, and we are pleased to have someone with his experience and knowledge of the local market joining our management team."

     Mr. Valles added, "Consolidated Graphics was always my choice to be our new partner for the future. This is a great opportunity for us to continue our growth with the leader in the industry."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 42 companies with annualized revenues in excess of $445 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.